Exhibit 3(ii)








                         DIVERSIFIED FUTURES FUND L.P.









                          Second Amended and Restated
                       Agreement of Limited Partnership
                                  Dated as of
                                October 1, 2004

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                               TABLE OF CONTENTS

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                                                                                                               Page

ARTICLE I             Continuation of Partnership.................................................................1

ARTICLE II            Name........................................................................................2

ARTICLE III           Definitions.................................................................................2

ARTICLE IV            Purpose.....................................................................................5

ARTICLE V             Names and Addresses of Partners.............................................................6

ARTICLE VI            Principal Place of Business.................................................................6

ARTICLE VII           Capital Contributions.......................................................................6

         A.       Offer of Units of Limited Partnership Interest..................................................6
         B.       Initial Paid-In Capital.........................................................................6
         C.       Subscription Agreement..........................................................................7
         D.       Escrow Arrangements.............................................................................7
         E.       Effect of the Sale of at least 50,000 Limited Partnership Units.................................7
         F.       Paid-In Capital if at least 50,000 Limited Partnership Units Are Sold...........................7
         G.       Effect of the Sale of Less than 50,000 Limited Partnership Units................................7
         H.       General Partner's Contribution if at least 50,000 Limited Partnership Units Are Sold............8
         I.       Optional Purchase of Limited Partnership Units .................................................8

ARTICLE VIII          Distributions and Allocations...............................................................8

         A.       Capital Accounts................................................................................8
         B.       Monthly Allocations.............................................................................8
         C.       Allocation of Profit and Loss For United States Federal Income Tax Purposes.....................9
         D.       Allocation of Distributions....................................................................11
         E.       Admissions of Partners; Transfers..............................................................11
         F.       No Personal Liability of General Partner for Return of Capital or Profits......................11
         G.       Liability for State and Local Tax..............................................................11

ARTICLE IX            REDEMPTIONS................................................................................11

         A.       Redemption of Partnership Units................................................................11
         B.       General Partner May Not Redeem.................................................................14

ARTICLE X             Management and Operation of Partnership Business...........................................14

         A.       Management of Partnership Business.............................................................14
         B.       Authority of General Partner...................................................................14
         C.       Obligations of General Partner.................................................................16
         D.       General Prohibitions...........................................................................17



                                      i


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         E.       Liability of the General Partner...............................................................18
         F.       Indemnification................................................................................18
         G.       Expenses.......................................................................................20
         H.       Compensation to the General Partner............................................................21
         I.       Other Business of Partners.....................................................................21
         J.       Tax Matters Partner............................................................................21
         K.       Voluntary Withdrawal of the General Partner....................................................21
         L.       Authorization of Registration Statement........................................................22

ARTICLE XI            Status of Limited Partners.................................................................22

         A.       No Management or Control; Limited Liability....................................................22
         B.       Rights, Duties, etc............................................................................22

ARTICLE XII           Books of Account and Reports...............................................................23

         A.       Books of Account...............................................................................23
         B.       Annual Reports and Monthly Statements..........................................................24
         C.       Tax Information................................................................................24
         D.       Calculation of Net Asset Value.................................................................24
         E.       Other Reports..................................................................................24
         F.       Maintenance of Records.........................................................................24
         G.       Certificates of Limited Partnership............................................................24

ARTICLE XIII          Fiscal Year................................................................................25

ARTICLE XIV           Transfers of Partnership Interests.........................................................25

         A.       General Prohibition............................................................................25
         B.       Transfer of General Partnership Interest.......................................................25
         C.       Transfer of Limited Partnership Interest.......................................................26

ARTICLE XV            Amendment of Limited Partnership Agreement and Meetings....................................29

         A.       Amendments to the Agreement....................................................................29
         B.       Meetings of the Partnership....................................................................31
         C.       Action Without a Meeting.......................................................................31

ARTICLE XVI           Term.......................................................................................31

ARTICLE XVII          Termination and Dissolution................................................................31

         A.       Events Requiring Termination and Dissolution...................................................31
         B.       Distributions on Termination and Dissolution...................................................33
         C.       Certificate of Cancellation....................................................................33

ARTICLE XVIII         Power of Attorney..........................................................................33

         A.       Power of Attorney Executed Concurrently........................................................33
         B.       Effect of Power of Attorney....................................................................34
         C.       Limitation on Power of Attorney................................................................34

ARTICLE XIX           Limitations on Liability; Litigation.......................................................35

         A.       Limitation on Liability........................................................................35


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         B.       Litigation.....................................................................................35

ARTICLE XX            Miscellaneous..............................................................................35

         A.       Notices........................................................................................35
         B.       Headings.......................................................................................36
         C.       English Usage..................................................................................36
         D.       Counterparts...................................................................................36
         E.       Binding Nature of Agreement....................................................................36
         F.       Governing Law..................................................................................36
         G.       Creditors......................................................................................36
         H.       Severability...................................................................................36


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                                     iii

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                          SECOND AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                         DIVERSIFIED FUTURES FUND L.P.

         This Second Amended and Restated Agreement of Limited Partnership of DIVERSIFIED FUTURES FUND L.P. (the "Partnership"), made and entered into as of the 1st day of October, 2004 by and among PREFERRED INVESTMENT SOLUTIONS CORP. (formerly known as Kenmar Advisory Corp.), a Connecticut corporation, as General Partner of the Partnership, and those persons who execute a counterpart to this Agreement and are hereafter admitted to the Partnership as limited partners in accordance with the provisions hereof and whose names and addresses shall upon such admission be added to the books and records of the Partnership.

                             W I T N E S S E T H:

         WHEREAS, certain of the parties (or their predecessors) hereto formed a limited partnership in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. ss. 17-101 et seq.) (the "Act") on May 25, 1988, as amended on July 12, 1988 and as amended and restated on July 14, 1988 pursuant to an Amended and Restated Agreement of Limited Partnership (the "Amended Agreement");

         WHEREAS, the parties hereto desire to amend certain provisions of the Amended Agreement and to amend and restate in its entirety the terms and provisions of the Amended Agreement, including those provisions relating to the governance of the Partnership and the parties' respective rights and duties hereunder.

         NOW, THEREFORE, it is mutually agreed that:

                                  ARTICLE I

                          CONTINUATION OF PARTNERSHIP

         The Parties hereto do hereby continue the Partnership under the provisions of the Act. The former general partner executed and filed a Certificate of Limited Partnership in accordance with the provisions of the Act. The Parties hereto shall execute all such instruments and shall execute, file, record and/or publish such amendments, and other documents and do any and all other acts and things as may be appropriate to comply with the requirements for the formation of a limited partnership under the laws of the State of Delaware. The General Partner may take such further actions as it deems necessary or advisable to permit the Partnership to conduct business as a united partnership in any jurisdiction.

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                                  ARTICLE II

                                     NAME

         The business of the Partnership shall be conducted under the firm name of Diversified Futures Fund L.P. or such other name, to the extent permitted by the Act, as the General Partner shall hereafter designate in writing to the Limited Partners.

                                  ARTICLE III

                                  DEFINITIONS

         For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

         "Affiliate of the General Partner" means: (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of the General Partner; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by the General Partner; (iii) any Person, directly or indirectly, controlling, controlled by, or under common control of the General Partner; (iv) any officer, director or partner of the General Partner; or (v) if such Person is an officer, director or partner of the General Partner, any Person for which such Person acts in any such capacity.

         "Agreement" means this Second Amended and Restated Agreement of Limited Partnership, as the same may at any time or from time to time be further amended.

         "Capital Contribution" shall be the amount contributed and agreed to be contributed by any of the Partners in accordance with Article VII hereof.

         "Capital Gain" means, for each Fiscal Year of the Partnership, the net gain resulting from each disposition of Partnership assets during such Fiscal Year with respect to which gain or loss is recognized for federal income tax purposes. Any gain or loss required to be recognized by the Partnership for federal income tax purposes for such Fiscal Year pursuant to
Section 1256 (or any successor provision) of the Code shall be included in the computation of the Capital Gain for such Fiscal Year.

         "Capital Loss" means, for each Fiscal Year of the Partnership, the net loss resulting from each disposition of Partnership assets during such Fiscal Year with respect to which gain or loss is recognized for federal income tax purposes. Any gain or loss required to be recognized by the Partnership for federal income tax purposes for such Fiscal Year pursuant to
Section 1256 (or any successor provision) of the Code shall be included in the computation of the Capital Loss for such Fiscal Year.

         "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership as filed in the State of Delaware on May 25, 1988, as the same may at any time or from time to time be amended.

         "Code" means the Internal Revenue Code of 1986.

         "Commodities Positions" means positions in commodity futures contracts, commodity forward contracts, options on commodity futures contracts and traded commodities, and cash commodity transactions, or any other futures contract or option thereon approved for trading for U.S. persons.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Fiscal Year" shall have the meaning set forth in Article XIII hereof.

         "General Partner" means Preferred Investment Solutions Corp. (formerly known as Kenmar Advisory Corp.), and any other entity acting in its capacity as a general partner of the Partnership, and any substitute therefor as provided herein, or any successor thereto by merger or operation of law.

         "Initial Limited Partner" means Richard A. Henderson.

         "Limited Partner" means any person or entity who becomes a limited partner of the Partnership and who is listed as such on the books and records of the Partnership, and may include the General Partner with respect to Units purchased by it.

         "Losses" means, for each Fiscal Year of the Partnership, losses of the Partnership as determined for federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, except that any gain or loss taken into account in determining the Capital Gain or the Capital Loss of the Partnership for such Fiscal Year shall not enter into such computations.

         "NASAA Guidelines" means the North American Securities Administrators Association, Inc. "Guidelines For Registration of Commodity Pool Programs", as then currently in force and in effect.

         "Net Asset Value" means the total assets including, but not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities, of the Partnership, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting ("GAAP"), including, but not limited to, the extent specifically set forth below:

               (a) Net Asset Value shall include any unrealized profit or loss on open Commodities Positions.

               (b) All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on a United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon

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          which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The liquidating value of a commodity forward contract or a commodity futures or option contract not traded on a United States exchange shall mean its liquidating value as determined by the General Partner on a basis consistently applied. In determining the Net Asset Value of the Partnership's option positions, the market value of the open options sold by the Partnership shall be subtracted from the market value of the open option positions purchased by the Partnership. Each "leg" of complex options positions such as "conversions" and "spreads" shall be evaluated separately in determining Net Assets. The General Partner may in its discretion value any assets of the Partnership pursuant to such other principles as it may deem fair and equitable.

               (c) Interest earned on the Partnership's commodity brokerage account shall be accrued at least monthly; and

               (d) The amount of any distribution made pursuant to Article VIII hereof shall be a liability of the Partnership from the day when the distribution is declared until it is paid.

         "Net Asset Value per Unit" means the Net Asset Value divided by the number of Units outstanding on the date of calculation.

         "Offering Period" means, with respect to the initial offering of Units, the period commencing with the dates of the Prospectus and terminating no later than the ninetieth (90th) day following such date, unless the General Partner, in its sole discretion, elects to extend the offering period for up to an additional ninety (90) days.

         "Organization and Offering Expenses" shall have the meaning set forth in Subparagraph G(1) of Article X of this Agreement.

         "Partners" means the General Partner and all Limited Partners where no distinction is required by the context in which the term is used.

         "Partnership Interest" means the interest of each Partner in the profits, losses, distributions, capital and assets of the Partnership. "Limited Partnership Interest" means a Partnership Interest of a Limited Partner and "General Partnership Interest" means a Partnership Interest of the General Partner. Partnership Interests are represented by Units.

         "Person" means any natural person, partnership, corporation, association or other legal entity.

         "Profits" means, for each Fiscal Year of the Partnership, profits of the Partnership as determined for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, except that any gain or loss taken into account in determining the Capital Gain or the Capital Loss of the Partnership for such Fiscal Year shall not enter into such computations.

         "Prospectus" means the final prospectus and disclosure document of the Partnership, constituting a part of the Registration Statement, as filed with the Securities and Exchange Commission and declared effective thereby, as the same may at any time and from time to time be amended or supplemented after the effective date of the Registration Statement.

         "Pyramiding" means the use of unrealized profits on existing Commodities. Positions to provide margins for additional Commodities Positions of the same or a related commodity.

         "Redemption Date" means the date upon which Units held by Limited Partners may be redeemed in accordance with the provisions of Paragraph A of
Article IX hereof.

         "Registration Statement" means the registration statement on Form S-l, as amended, filed by the Partnership with the Securities and Exchange Commission pursuant to which the Partnership registered Units of Limited Partnership Interest, as the same may at any time and from time to time be further amended or supplemented.

         "Subscription Agreement" means the agreement included as an exhibit to the Prospectus pursuant to which subscribers may subscribe for the purchase of Units of Limited Partnership Interest.

         "Trading Manager" means any entity acting in its capacity as a commodity trading advisor to the Partnership, and any substitute therefor as provided herein.

         "Unit" means the Partnership Interest of a Partner. The Capital Contribution of the General Partner and/or its Affiliates shall be represented by "General Partnership Units" and a Limited Partner's Capital Contribution shall be represented by "Limited Partnership Units." When used herein without qualification the term "Units" means both Limited Partnership Units and General Partnership Units. Units need not be evidenced by certificates.

         "Unitholder" means holder of Units.

                                  ARTICLE IV

                                    PURPOSE

         The business and purpose of the Partnership is primarily to trade, buy, sell, spread or otherwise acquire, hold or dispose of commodity futures contracts on U.S. exchanges and foreign currency forward contracts world-wide. In addition, from time to time the Partnership also may engage in transactions in futures contracts on foreign exchanges, forward contracts on other than foreign currencies, U.S. and foreign exchange-traded commodity options and other commodity interests. The primary objective of the Partnership's business is the appreciation of its assets through speculative trading.

                                  ARTICLE V

                        NAMES AND ADDRESSES OF PARTNERS

         The General Partner of the Partnership is Preferred Investment Solutions Corp. (formerly known as Kenmar Advisory Corp.), a Connecticut corporation, having its principal office for the transaction of business at Two American Lane, Greenwich, Connecticut 06801, which was admitted to the Partnership as a general partner of the Partnership immediately prior to the former general partner of the Partnership ceasing to be a general partner of the Partnership. The names and addresses (until changed in accordance with Paragraph A of Article XXI hereof) of the Limited Partners shall be as set forth in the books and records of the Partnership.

                                  ARTICLE VI

                          PRINCIPAL PLACE OF BUSINESS

         The principal place of business of the Partnership at which Partnership records will be kept shall be at Two American Lane, Greenwich, Connecticut 06801. The General Partner may from time to time change the principal place of business of the Partnership and, in such event, the General Partner shall notify the Limited Partners in writing within ten days after the effective date of such change. The General Partner may establish additional places of business for the Partnership when and where required by the business of the Partnership. The address of the registered office of the Partnership in the State of Delaware shall be c/o RL&F Service Corp., Tenth Floor, One Rodney Square, 10th and King Streets, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent for service of process on the Partnership in the State of Delaware shall be RL&F Service Corp., Tenth Floor, One Rodney Square, 10th and King Streets, Wilmington, New Castle County, Delaware 19801, or such other agent as may be designated from time to time by the General Partner.

                                  ARTICLE VII

                             CAPITAL CONTRIBUTIONS

         A. Offer of Units of Limited Partnership Interest. The Partnership may, in the discretion of the General Partner, offer on a continuous basis, Units in the Partnership from time to time following the Offering Period, on such terms and conditions as the General Partner shall determine. No fractional Units shall be issued. The offering shall be made pursuant to and on the terms and conditions set forth in the Prospectus. The General Partner shall make such arrangements for the sale of the Units as it deems appropriate.

         B. Initial Paid-In Capital. The Initial Limited Partner shall contribute $1,000 to the capital of the Partnership and shall be allocated ten
(10) Limited Partnership Units for such contribution and the General Partner shall contribute $1,000 to the capital of the Partnership and shall be allocated ten (10) General Partnership Units for such contribution. At the conclusion of the Offering Period, the Initial Limited Partner shall withdraw as a Limited Partner and his

$1,000 capital contribution will be returned to him, without interest, and he will have no further rights or obligations as a Limited Partner.

         C. Subscription Agreement. Each Limited Partner who purchases any Limited Partnership Units offered pursuant to the Prospectus shall contribute to the capital of the Partnership such amount as he shall state in the Subscription Agreement which he shall execute (as required therein), acknowledge and, together with the Power of Attorney set forth therein, deliver to the General Partner as a counterpart to this Agreement, which amount shall be an even multiple of $100 but not less than fifty (50) Limited Partnership Units, except for Individual Retirement Account ("IRA") subscribers, where the minimum subscription shall be not less than twenty (20) Limited Partnership Units. All subscription amounts shall be paid by check, subject to prompt collection, in cash, or in such other form as may be acceptable to the General Partner, at the time of the execution and delivery of such Subscription Agreement. All subscriptions are subject to acceptance by the General Partner.

         D. Escrow Arrangements. All proceeds from the sale of Limited Partnership Units offered pursuant to the Prospectus shall be deposited in an interest bearing escrow account at Bankers Trust Company, in New York, N.Y. until the conclusion of the Offering Period. In the event 50,000 or more of the Limited Partnership Units offered pursuant to the Prospectus are sold during the Offering Period, all interest earned on the proceeds of the subscriptions during the Offering Period will be distributed to the purchasers of Limited Partnership Units on a pro rata basis (taking into account time and amount of deposit) no later than fifteen (15) business days after the conclusion of the Offering Period (or as soon thereafter as practicable if payment cannot be made in such time period).

         E. Effect of the Sale of at least 50,000 Limited Partnership Units. In the event at least 50,000 Limited Partnership Units are sold, the General Partner will admit all accepted subscribers into the Partnership as Limited Partners, by causing such Limited Partners to execute this Agreement, pursuant to the Power of Attorney set forth in the Subscription Agreement, and by making an entry on the books and records of the Partnership reflecting that such subscribers have been admitted as Limited Partners, as soon as practicable after the termination of the Offering Period. Accepted subscribers will be deemed Limited Partners at such time as such admission is reflected on the books and records of the Partnership.

         F. Paid-In Capital if at least 50,000 Limited Partnership Units Are Sold. In the event that 50,000 or more of the Limited Partnership Units offered pursuant to the Prospectus are sold during the Offering Period, the Partnership shall have paid-in capital of not less than $5,100,000 (including the General Partner's contribution for the purchase of Units as provided in Paragraphs B and H of this Article VII), after giving effect to the Initial Limited Partner's withdrawal as provided in Paragraph B of this Article VII.

         G. Effect of the Sale of Less than 50,000 Limited Partnership Units. In the event that at least 50,000 Limited Partnership Units offered pursuant to the Prospectus are not sold during the Offering Period, all proceeds of the sale of Limited Partnership Units, together with any interest earned thereon, will be returned to the subscribers on a pro rata basis (taking into account the amount and time of deposit), no later than fifteen (15) business days after the conclusion of the Offering Period (or as soon thereafter as practicable if payment cannot be made in such time period), and the Partnership shall be dissolved and the General Partner shall cancel the Certificate of Limited Partnership.

         H. General Partner's Contribution if at least 50,000 Limited Partnership Units Are Sold. In the event that 50,000 or more of the Limited Partnership Units offered pursuant to the Prospectus are sold during the Offering Period, the General Partner and/or its Affiliates shall contribute, and maintain, in cash to the capital of the Partnership an amount, which, when added to the total contributions to the Partnership by all Partners, will be not less than 1% of such total contributions, but in no event shall such contribution be less than $100,000. The General Partner and/or its Affiliate will receive General Partnership Units in proportion to its contribution. The General Partner and/or its Affiliate shall, with respect to any Limited Partnership Unit or Units owned by them, enjoy all of the rights and privileges and be subject to all of the obligations and duties of a Limited Partner, in addition to rights and privileges the General Partner has as a General Partner.

         I. Optional Purchase of Limited Partnership Units . The General Partner and/or its Affiliates and (subject to approval by the General Partner) any commodity broker, any Trading Manager and their respective principals, stockholders, directors, officers, employees and affiliates may purchase any number of Limited Partnership Units during or following the Offering Period, and will be treated as Limited Partners with respect to such Units. Notwithstanding anything to the contrary in this Agreement, the interest of the General Partner and/or its Affiliates (without regard to any limited partnership interest in the Partnership of the General Partner and/or its Affiliates) in each material item of Partnership income, gain, loss or deduction shall be equal to at least 1% of each such item at all times during the term of this Agreement.

                                  ARTICLE VIII

                         DISTRIBUTIONS AND ALLOCATIONS

         A. Capital Accounts. A capital account shall be established for each Partner on the books of the Partnership (such account is sometimes hereinafter referred to as a "book capital account"). The initial balance of each Partner's book capital account shall be the amount of his initial capital contribution to the Partnership.

         B. Monthly Allocations. As of the close of business (as determined by the General Partner) on the last day of each calendar month during each Fiscal Year of the Partnership, the following determinations and allocations shall be made:

               (1) The Partnership's Net Asset Value shall be determined;

               (2) Any increase or decrease in Net Asset Value as compared to the next previous determination of Net Asset Value shall then be credited or charged to the book capital accounts of the Partners in the ratio that the balance of each Partner's account bears to the balance of all Partners' book capital accounts; and

               (3) The amount of any distribution to a Partner, any amount paid to a Partner upon redemption of Units and any amount paid to the General Partner upon withdrawal of its interest in the Partnership shall then be charged to that Partner's book capital account.

         C. Allocation of Profit and Loss For United States Federal Income Tax Purposes. As of the end of each Fiscal Year of the Partnership, the Partnership's realized profit and loss shall be allocated among the Partners pursuant to the following subparagraphs for federal income tax purposes. Such allocations of profit and loss shall be pro rata from Capital Gain or Loss and Profits and Losses.

               (1) Items of ordinary income (such as interest and credits in lieu of interest) and expense (such as management fees, incentive fees, brokerage fees, and costs in connection with the organization and offering of Units in the Partnership including legal, accounting, auditing, preparing and printing Prospectuses, mailing costs and filing fees, and extraordinary expenses) shall be allocated pro rata among the Partners based on their respective book capital accounts as of the end of each month in which the items of ordinary income and expense accrued.

               (2) Capital Gain or Capital Loss from the Partnership's trading activities for each Fiscal Year of the Partnership shall be allocated as follows:

                    (a) For the purpose of allocating the Partnership's
               Capital Gain and Capital Loss among the Partners, there shall be established a tax capital account with respect to each outstanding Unit. The initial balance of each tax capital account shall be the amount paid by the Partner to the Partnership for the Unit. Tax capital accounts shall be adjusted as of the end of each Fiscal Year as follows:

                         (i) Each tax capital account shall be increased by
                    the amount of income (Profits or Capital Gain) which shall have been allocated to the Partner who shall hold the Unit pursuant to Paragraph C(1) above and Subparagraph (c) below;

                         (ii) Each tax capital account shall be decreased by
                    the amount of expense or loss (Losses or Capital Losses) which shall have been allocated to the Partner who shall hold the Unit pursuant to Paragraph C(1) above and Subparagraph (e) below and by the amount of any distribution which shall have been received by the Partner with respect to the Unit (other than on redemption of Units); and

                         (iii) When a Unit shall be redeemed, the tax capital
                    account with respect to such Unit shall be eliminated on the Redemption Date.

                    (b) Capital Gain shall be allocated first to each Partner
               who has redeemed one or more of his Units during the Fiscal Year up to the excess, if any, of the amount received upon redemption of the Units over the tax capital account attributable to the redeemed Unit.

                    (c) Capital Gain remaining after the allocation thereof
               pursuant to Subparagraph (b) above shall be allocated next among all Partners whose book capital accounts shall be in excess of their Units' tax capital accounts (after the adjustments in Subparagraph (b) above) in the ratio that each such Partner's excess shall bear to all such Partners' excesses. In the event that Capital Gain to be allocated pursuant to this Subparagraph (c) shall be greater than the excess of all such Partners' book capital accounts over all such Partners' tax capital accounts, the excess Capital Gain shall be allocated among all Partners in the ratio that each Partner's book capital account shall bear to all Partners' book capital accounts.

                    (d) Capital Loss shall be allocated first to each Partner
               who shall have redeemed one or more of his Units during the Fiscal Year up to the excess, if any, of the tax capital account attributable to the redeemed Units over the amount which shall have been received upon redemption of the Unit.

                    (e) Capital Loss remaining after the allocation thereof
               pursuant to Subparagraph (d) above shall be allocated next among all Partners whose Units' tax capital accounts shall be in excess of their book capital. accounts (after the adjustments in Subparagraph (d) above) in the ratio that each such Partner's excess shall bear to all such Partners' excesses. In the event that Capital Loss to be allocated pursuant to this Subparagraph (e) shall be greater than the excess of all such tax capital accounts over all such Partners' book capital accounts, the excess loss shall be allocated among all Partners in the ratio that each Partner's book capital account shall bear to all Partners' book capital accounts.

               (3) The tax allocations prescribed by this Paragraph C shall be made to each holder of a Unit whether or not the holder is a substituted Limited Partner. In the event that a Unit shall have been transferred pursuant to Paragraph C of Article XIV hereof, the allocations pie scribed by this Paragraph C shall be made with respect to such Unit without regard to the assignment, except that in the year of assignment the allocations prescribed by this Paragraph C shall be divided between the assignor and the assignee based on the number of months each shall have held the assigned Unit. For purposes of this Paragraph C, tax allocations shall he made to the General Partner's Units of General Partnership Interest on a Unit-equivalent basis.

               (4) The allocation of income and loss (and items thereof) for federal income tax purposes set forth in this Paragraph C shall be intended to allocate taxable income and loss among Partners generally in the ratio and to the extent that net profit and net loss shall be allocated to such Partners under Paragraph B of this
          Article VIII so as to eliminate, to the extent possible, any disparity between a Partner's book capital account and his tax capital account. consistent with the principles set forth in Section 704(c)(2) of the Code.

               (5) Notwithstanding the foregoing subparagraphs of this Paragraph E of Article VIII, if any allocation would produce a deficit in the tax capital account of any

          Unit, the portion of such allocation that would create such a deficit shall instead be allocated to the tax capital account of the General Partnership Units.

         D. Allocation of Distributions. The General Partner shall have sole discretion in determining the amount and frequency of distributions, other than redemptions, which the Partnership shall make with respect to the Units; provided, however, that no Partner shall receive a distribution to the extent that, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to the Partners on account of their Partnership interests, exceed the fair market value of the Partnership assets. The aggregate distributions made in a Fiscal Year (other than distributions on termination, which shall be allocated in the manner described in Paragraph B of Article XVII) shall be allocated among the holders of record of Units in the ratio in which the number of Units held of record by each of them bears to the number of Units held of record by all of the Partners as of the record date of such distribution, provided, however that any distribution made in respect of a Unit shall not exceed the tax capital account for such Unit.

         E. Admissions of Partners; Transfers. For purposes of this Article VIII, Partners shall be deemed admitted (and a tax and book capital account shall be established in respect of the Units acquired by such Partner) as of the first day of the calendar month following the calendar month in which such Partner's subscription is accepted, or the transfer of Units to such Partner is recognized, except that persons accepted as subscribers to the Partnership pursuant to Paragraph E of Article VII shall be deemed admitted on the date determined pursuant to such Paragraph E. Any Partner to whom a Unit has been transferred shall succeed to the tax and book capital accounts attributable to the Unit transferred.

         F. No Personal Liability of General Partner for Return of Capital or Profits. Subject to the provisions of Paragraph E of Article X of this Agreement, the General Partner shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Limited Partner, it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets of the Partnership without any rights of contribution from the General Partner.

         G. Liability for State and Local Tax. In the event that the Partnership shall be separately subject to state or local taxation by any jurisdiction or taxing authority, and in the event that such tax is payable by the Partnership or by the General Partner, each Partner shall be liable for and shall reimburse the Partnership or the General Partner, as appropriate, for any income taxes due and payable or paid to such jurisdiction within ten
(10) days from the General Partner's request thereof, in an amount equal to the ratio which the number of Units of record held by each such Partner bears to the number of Units of record held by all of the Partners as of the last day of the period for which such tax has been assessed.

                                  ARTICLE IX

                                  REDEMPTIONS

         A. Redemption of Partnership Units. The Partners recognize that the profitability of the Partnership depends upon long term and uninterrupted investment of capital. It is agreed, therefore, that Partnership profits and gains may be automatically reinvested, and that distributions, if any, of capital and profits to the Partners will be on a limited basis. Nevertheless, the Partners contemplate the possibility that one or more of the Limited Partners may elect to realize and withdraw any profits, or may desire to withdraw capital, through the redemption of Units prior to the dissolution of the Partnership. In that regard and subject to the provisions of Subparagraph B(9) of Article X:

               (1) Subject to the conditions set forth in this Article IX, each Limited Partner (or any assignee thereof) shall have the right to redeem one or more whole Units that he or it owns as of the close of business on the last day of a fiscal quarter (the "Redemption Date"), commencing with the end of the first full fiscal quarter of Partnership trading activity. Redemptions of Units by a Limited Partner (other than an IRA) at or prior to the end of the first Redemption Date will be assessed a redemption penalty equal to 4% of the Net Asset Value of a Unit on that Redemption Date. Redemptions by a Limited Partner (other than an IRA) at or prior to the end of the second Redemption Date will be assessed a redemption penalty equal to 3% of the Net Asset Value of a Unit on that Redemption Date. Redemptions by a Limited Partner (other than an IRA) at or prior to the end of the third Redemption Date will be assessed a redemption penalty equal to 2% of the Net Asset Value of a Unit on that Redemption Date. All redemption penalties shall be payable to the General Partner. The redemption penalties will not be charged if the Limited Partner simultaneously invests the redemption proceeds in another futures fund sponsored by the General Partner and/or its Affiliates. Units will be redeemed on a "first in, first out" basis, unless otherwise requested by the redeeming Limited Partner. Units will be valued for purposes of redemption as of the close of business on a Redemption Date next succeeding the earliest date on which the General Partner shall have been in receipt of the required notice for at least ten (10) days. If a Partner (or assignee thereof) is permitted to redeem any or all of his or its Units as of a date other than a Redemption Date, such adjustments in the determination and allocation among the Partners of Capital Gain, Capital Loss, Profits, Losses and items of income or deduction for tax and accounting purposes shall be made as are necessary appropriately to reflect and give effect to the redemption.

               (2) The value of a Unit for purposes of redemption shall be the book capital account balance of such Unit at the close of business on the Redemption Date, less (a) any amount owing by such Limited Partner (and his assignee, if any) to the Partnership pursuant to Subparagraph F(8) of Article X of this Agreement, (b) any redemption penalty as provided for in Subparagraph (1) of this Section A and
          (c) such Unit's pro rata portion of unamortized organization and offering expenses (which, during the first, second and third permissible Redemption Dates, will be paid out of the applicable redemption penalty). If redemption of a Unit shall be requested by an assignee, all amounts which shall be owed to the Partnership under Subparagraph F(8) of Article X hereof by the Partner of record, as well as all amounts which shall be owed by all assignees of such Units shall be deducted from the Net Asset Value of such Units upon redemption.

               (3) The effective date of redemption shall be the Redemption Date. Payment of the value of the redeemed Units generally shall be made within ten (10) days following the Redemption Date; provided, that all liabilities, contingent or otherwise, of the

          Partnership, except any liability to Partners on account of their capital contributions, have been paid or there remains property of the Partnership sufficient to pay them; and provided further, that under extraordinary circumstances, including, but not limited to, the inability to liquidate Commodity Positions as of such Redemption Date, or default or delay in payments due the Partnership from commodity brokers, banks or other persons, the Partnership may in turn delay payment to Limited Partners requesting redemption of Units of the proportionate part of the value of redeemed Units represented by the sums which are the subject of such default or delay, in which event payment for redemption of such Units will be made to Limited Partners as soon thereafter as is practicable. A Limited Partner may revoke his or its notice of intent to redeem on or prior to the Redemption Date by written instructions to the General Partner. If a Limited Partner revokes his notice of intent to redeem and thereafter wishes to redeem, such Limited Partner will be required to submit written notice thereof in accordance with Subparagraph A(2) of this Article IX and will be redeemed on the first Redemption Date to occur after the General Partner shall have been in receipt of such written notice for at least ten (10) days.

               (4) A Limited Partner wishing to redeem Units must provide the General Partner with written notice of its or his intent to redeem, which notice shall specify the name and address of the redeeming Limited Partner and the amount of Limited Partnership Units sought to be redeemed. The notice of redemption shall be in the form annexed to the Prospectus or in any other form acceptable to the General Partner and shall be mailed or delivered to the principal office of the General Partner. Such notice must include representations and warranties that the redeeming Limited Partner is the lawful and beneficial owner of the Units to be redeemed and that such Units are not subject to any pledge or otherwise encumbered in any fashion in certain circumstances, the Partnership may require additional documents, such as, but not limited to, trust instruments, death certificates, appointments as executor or administrator or certificates of corporate authority. No redemption of less than a whole Limited Partnership Unit will be permitted except that fractional Units may be redeemed if a Limited Partner shall be redeeming his entire interest in the Partnership. Limited Partners requesting redemption shall be notified in writing within ten (10) days following the Redemption Date whether or not their Units will be redeemed, unless payment for the redeeming Units is made within that ten (10) day period, in which case the notice of acceptance of the redemption shall not be required.

               (5) The General Partner may, in the case of extraordinary hardship (e.g., the death. divorce, impending insolvency, medical emergency or loss of employment by the Limited Partner) and where it finds that earlier payment will in no respect jeopardize the interests of other Limited Partners, permit redemption upon fewer than ten (10) days' prior written notice and payment. In addition, the General Partner may suspend temporarily any redemption if the effect of such redemption, either alone or in conjunction with other redemptions, would be to impair the Partnership's ability to operate in pursuit of its objectives.

               (6) Except as discussed above, all requests for redemption in proper form will be honored and the Partnership's positions will be liquidated to the extent necessary to discharge its liabilities on the date of redemption.

         B. General Partner May Not Redeem. Notwithstanding any provision in this Agreement to the contrary, the General Partner shall not have the right to transfer or redeem any General Partnership Units owned by it so long as it acts as the General Partner of the Partnership, except for Units of General Partnership Interest held by the General Partner and/or its Affiliates constituting more than a 1% interest in the Profits and Losses of the Partnership.

                                  ARTICLE X

               MANAGEMENT AND OPERATION OF PARTNERSHIP BUSINESS

         A. Management of Partnership Business. The Partnership shall be managed by the General Partner and the conduct of the Partnership's business shall be controlled and conducted solely by the General Partner in accordance with this Agreement.

         B. Authority of General Partner. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, and except as limited, restricted or prohibited by the express provisions of this Agreement, the General Partner shall have and may exercise, on behalf of the Partnership, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Partnership and shall, except as provided in this Agreement or the Act, have and possess the same rights and powers as any general partner in a partnership without limited partners formed under the laws of the State of Delaware. Such powers shall include, without limitation, the following:

               (1) To enter into, execute, deliver and maintain contracts, agreements and any or all other documents and instruments, and to do and perform all such things, as may be in furtherance of Partnership purposes or necessary or appropriate to the offer and sale of the Units and the conduct of Partnership activities, including, but not limited to, contracts with third parties for:

                    (a) commodity brokerage services, as well as specialized
               administrative services, on behalf of the Partnership (which services may be performed by an Affiliate or Affiliates of the General Partner); and

                    (b) commodity trading advisory services relating to the
               purchase and sale of all Commodities Positions on behalf of the Partnership, which services may not be per-formed by the General Partner or an Affiliate of the General Partner; provided, however, that to the extent that any agreement for any advisory services is entered into after the date of the Prospectus, any compensation paid to any such advisor, including management and incentive fees, pursuant to any such agreement (if different from the compensation arrangement set forth in the Prospectus) will not exceed any limitations then currently imposed by the NASAA Guidelines; and provided further, that to the extent any new advisor is to be retained to replace an existing advisor which has sustained losses on behalf of the Partnership, the General Partner will give reasonable prior notice thereof to each Limited Partner in the manner prescribed in Paragraph A of Article XXI.

               (2) To establish, maintain, deposit into, sign checks and/or otherwise draw upon accounts on behalf of the Partnership with appropriate banking and savings institutions, and execute and/or accept any instrument or agreement incidental to the Partnership's business and in furtherance of its purposes, any such instrument or agreement so executed or accepted by the General Partner in the General Partner's name shall be deemed executed and accepted on behalf of the Partnership by the General Partner;

               (3) To deposit, withdraw, pay, retain and distribute the Partnership's funds in any manner consistent with the provisions of this Agreement;

               (4) To supervise the preparation and filing of the Registration Statement, Prospectus, and supplements and amendments thereto;

               (5) To pay or authorize the payment of distributions to the Partners and expenses of the Partnership;

               (6) To invest or direct the investment of funds of the Partnership not then delegated to a commodity trading advisor;

               (7) To make any elections on behalf of the Partnership under the Code, as amended, or any other applicable federal or state tax law as the General Partner shall determine to be in the best interests of the Partnership;

               (8) In the sole discretion of the General Partner, mandatorily to (i) redeem any Limited Partnership Units if the General Partner determines that the continued participation of such Limited Partner in the Partnership might cause the Partnership or any Partner to violate any law, or if any litigation is commenced or threatened against the Partnership or any Partner arising out of, or relating to, the participation of such Limited Partner in the Partnership, or
          (ii) prohibit any transactions contemplated hereunder which may constitute prohibited transactions under ERISA and the Code, as amended. In the case of mandatory redemptions, the Redemption Date shall be the close of business on the date written notice of intent to redeem is sent by the General Partner to a Limited Partner. A notice may be revoked prior to the payment date by written notice from the General Partner to the Limited Partner; and

               (9) In the sole discretion of the General Partner, to admit an Affiliate or Affiliates of the General Partner as additional General Partners. Notwithstanding the foregoing, the General Partner may not admit an Affiliate or Affiliates of the General Partner as additional General Partner if it has received notice, pursuant to Subparagraph B(4) of Article XI hereof, of its removal as a general partner.

               (10) Refuse to recognize any attempted transfer or assignment of a Unit in accordance with the provisions of Article XIV.

         C. Obligations of General Partner. In addition to the obligations expressly provided by the Act or this Agreement, the General Partner shall:

               (1) Devote such of its time to the business and affairs of the Partnership as it shall, in its discretion exercised in good faith, determine to be necessary to conduct the business and affairs of the Partnership for the benefit of the Partnership and the Limited Partners;

               (2) Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Partnership and for the conduct of its business in all appropriate jurisdictions;

               (3) Retain independent public accountants to audit the accounts of the Partnership;

               (4) Employ attorneys to represent the Partnership;

               (5) Use its best efforts to maintain the status of the Partnership as a "limited partnership" for state law purposes, and as a "partnership" for federal income tax purposes;

               (6) Monitor the trading policies of the Partnership, as set forth in the Prospectus, and the activities of the Partnership's commodity trading advisors in carrying out those policies;

               (7) Review, not less often than annually, the brokerage fees charged to, and the services rendered by, comparable commodity pools by futures commission merchants to determine whether the fees paid by, and the services rendered to, the Partnership for futures brokerage are the best price and services available under the circumstances, and if not, renegotiate the brokerage fee structure to attempt to obtain such rates and services for the Partnership;

               (8) Have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner's immediate possession or control, and the General Partner will not employ or permit others to employ such funds or assets (including any interest earned thereon) in any manner except for the benefit of the Partnership including, among other things, the utilization of Partnership funds and assets as compensating balances for the benefit of the General Partner;

               (9) Agree that, at all times after the Offering Period, if more than 50,000 Limited Partnership Units are sold, and so long as it remains General Partner of the Partnership, it shall have a minimum "net worth" (as defined below) of, and not take any affirmative action to reduce its "net worth" below, $1 million, or such higher amount as may be required under the NASAA Guidelines as they may be amended from time to time. The NASAA Guidelines define "net worth" as the excess of total assets over total liabilities as determined by GAAP;

               (10) Admit substituted Limited Partners in accordance with this Agreement; and

               (11) Maintain a current list of the names and last known addresses of, and number of Units owned by, each Partner and the other Partnership documents described in Paragraph F of Article XII at the Partnership's principal office, which documents shall be made available thereat at reasonable times during ordinary business hours for inspection by any Limited Partner or his representative for any purpose reasonably related to the Limited Partner's interest as a limited partner in the Partnership. Upon request, for any purpose reasonably related to the Limited Partner's interest as a limited partner in the Partnership, either in person or by mail, the General Partner will furnish a copy of such list to a Limited Partner or his representative upon payment of the cost of reproduction and mailing; provided, however, that the Limited Partner requesting such list shall give written assurance that the list will not, in any event, be used for commercial purposes. The following provision: Subject to applicable law, a Limited Partner shall give the General Partner at least ten (10) business days' prior written notice for any inspection and copying permitted pursuant to this paragraph (11) by the Limited Partner or his authorized attorney or agent.

         D. General Prohibitions. The Partnership shall not:

               (1) Borrow money from or loan money to any Partner or other person, except that the foregoing is not intended to prohibit (i) the deposit of margin with respect to the initiation and maintenance of the Partnership's Commodities Positions, or (ii) obtaining lines of credit for the trading of forward contracts; provided, however, that the Partnership is prohibited from incurring any indebtedness on a non-recourse basis;

               (2) Commingle its assets with those of any other person, except to the extent permitted under the Commodity Exchange Act, as amended, and the regulations promulgated thereunder;

               (3) Directly or indirectly pay or award any finder's fees, commissions or other compensation to any persons engaged by a potential limited partner for investment advice as an inducement to such advisor to advise the potential limited partner to purchase Limited Partnership Units in the Partnership;

               (4) Engage in Pyramiding of its Commodities Positions provided, however, that the Advisor may take into account the Partnership's open trade equity on existing positions in determining generally whether to acquire additional Commodities Positions on behalf of the Partnership;

               (5) Permit rebates or give-ups to be received by the General Partner or any Affiliate of the General Partner, or permit the General Partner or any Affiliate of the General Partner to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition;

               (6) Permit any Trading Manager to share in any portion of brokerage fees related to commodity brokerage services paid by the Partnership with respect to its commodity trading activities;

               (7) Enter into any contract with the General Partner or an Affiliate of the General Partner (except for selling agreements for the sale of Units) (a) which has a term of more than one year and which does not provide that it may be cancelled by the Partnership without penalty on sixty (60) days, prior written notice or (b) for the provision of goods and services, except at rates and terms at least as favorable as those which may be obtained from third parties in arm's-length negotiations;

               (8) Purchase, sell or trade in securities or options on securities (other than securities in which "customer" funds may be invested under the Commodity Exchange Act, as amended), which shall not include futures contracts or options on futures contracts on securities and securities indices that are approved by the Commodity Futures Trading Commission ("CFTC") for trading on commodity exchanges and other commodity options;

               (9) Permit churning of its commodity trading account(s) for the purpose of generating excess brokerage commissions;

               (10) Enter into any exclusive brokerage contract.

         E. Liability of the General Partner. The General Partner shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner if the General Partner, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner.

         F. Indemnification.

               (1) The General Partner shall be indemnified by the Partnership to the full extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Partnership, provided that
          (a) the General Partner has determined, in good faith, that such course of conduct was in the best interests of the Partnership and such liability or loss was not the result of negligence. misconduct, or a breach of this Agreement on the part of the General Partner and
          (b) any such indemnification will only be recoverable from the assets of the Partnership. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation to exist of the General Partner, or the withdrawal, adjudication of bankruptcy or insolvency of the General Partner. Any indemnification under this subparagraph (1), unless ordered by a court, shall be made by the Partnership only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification of the General Partner is proper in the circumstances because it has met the applicable standard of conduct set forth hereunder.

               (2) Notwithstanding the provisions of Subparagraph (1) above, the General Partner shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs) or (ii) such claims have been dismissed with prejudice on its merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs) or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

               (3) In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission, the position of the Massachusetts Securities Division, the position of the Tennessee Securities Division and the position of any other applicable state securities. division which requires disclosure with respect to the issue of indemnification for securities law violations.

               (4) The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.

               (5) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against the General Partner may be paid by the Partner ship in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by the General Partner on behalf of the Partnership; and (ii) the legal action is initiated by a third party who is not a Limited Partner. and (iii) the General Partner undertakes to repay the advanced funds to the Partnership in cases in which it is not entitled to indemnification under this Paragraph F.

               (6) The term "General Partner" as used in this Paragraph F and in the immediately preceding Paragraph E shall only include an Affiliate of the General Partner, performing services on behalf of the Partnership, and acting within the scope of the General Partner's authority as set forth in this Agreement.

               (7) The Partnership shall indemnify, to the full extent permitted by law, to the extent of the Partnership assets, each Limited Partner (excluding the General Partner to the extent of its ownership of any Limited Partnership Units) against any claims of liability asserted against such Limited Partner solely because he is a limited partner in the Partnership.

               (8) In the event the Partnership is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Limited Partner's (or assignee's) obligations or liabilities unrelated to the Partnership business, such Limited Partner (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Partnership for all such loss, liability, damage, cost and expense incurred, including attorneys' and accountants' fees.

         G. Expenses.

               (1) The Partnership shall pay all organization and offering expenses incurred in the creation of the Partnership and sale of Units, if 50,000 or more Units are sold pursuant to the Prospectus; and if 50,000 Units are not sold pursuant to the Prospectus, these expenses shall be borne by the General Partner. The foregoing expenses may be paid directly by the Partnership and/or the Partnership may reimburse the General Partner or an affiliate of the General Partner for advancing payment of such expenses on the Partnership's behalf. Not-withstanding the foregoing, in no event will reimbursement by the Partnership of the General Partner or an affiliate of the General Partner for organization and offering expenses exceed an amount equal to 5% of the gross proceeds from the sale of Units. The organizational portion of these expenses will be amortized in accordance with GAAP, with the balance of such expenses being charged to Unitholder capital. Organization and offering expenses shall mean those expenses incurred in connection with the formation, qualification and registration of the Partnership and the Units and in offering, distributing and processing the Units under applicable federal and state law, and any other expenses actually incurred and directly or indirectly related to the organization of the Partnership or the offering of the Units, including, but not limited to, expenses such as: (a) initial and ongoing registration fees, filing fees, escrow fees and taxes, (b) the costs of preparing, qualifying, printing (including typesetting), amending, supplementing, mailing and distributing the Registration Statement, the Exhibits thereto and the Prospectus, (c) the costs of qualifying, printing, (including typesetting), amending, supplementing, mailing and distributing sales materials used in connection with the offering and issuance of the Units, (d) travel, telegraph, telephone and other expenses in connection with the offering and issuance of the Units, (e) accounting, auditing and legal fees (including disbursements related thereto) incurred in connection therewith, and (f) any extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any permitted indemnification associated therewith) related thereto.

               (2) All ongoing charges, costs and expenses relating to the execution of Commodities and other permitted Partnership transactions shall be billed directly to and shall be paid by the General Partner and/or an Affiliate of the General Partner. All ongoing charges, costs and expenses of the Partnership's operation, including, but not limited to, the expenses associated with (a) required payments to the Partnership's commodity trading advisors,
          (b) preparation of monthly, quarterly, annual and other reports required by applicable federal and state regulatory authorities, (c) Partnership meetings and of preparing, printing and mailing of proxy statements and reports to Unitholders, (d) the payment of any distributions related to, or redemption of, Units, (e) services of legal counsel and independent auditors and accountants, (f) postage, insurance and filing fees, (g) the fixed fee to be paid to the General Partner and/or its Affiliates consistent with applicable regulatory guidelines, and (h) extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto) shall be billed directly to and shall be paid by the

          Partnership. Except for organization and offering expenses set forth in Subparagraph (1) above, reimbursement to the General Partner or any Affiliate of the General Partner for indirect expenses incurred in performing services for the Partnership, such as salaries of officers and directors, rent and other items generally falling within the category of the General Partner's "overhead", is prohibited.

               (3) The General Partner or any Affiliate of the General Partner may be reimbursed for the actual costs of ongoing legal, accounting and auditing services used for or by the Partnership, as well as printing expenses and filing fees and extraordinary expenses incurred for or by the Partnership.

         H. Compensation to the General Partner. Except as provided in Subparagraph G(2)(g) of this Article and Subparagraph A(1) of Article IX, the General Partner shall not, in its capacity as General Partner, receive any salary, fees, profits or distributions. The General Partner shall, in its capacity as a holder of Units, be entitled to receive allocations and distributions pursuant to thc provisions of Article VIII and Paragraph B of
Article XVII hereof.

         I. Other Business of Partners. Except as otherwise specifically provided herein, any of the Partners, and any shareholder, officer, director, employee or other person holding a legal or beneficial interest in an entity which is a Partner, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. The General Partner and its Affiliates shall not engage in a venture competitive with the Partnership except where such venture will not have an adverse economic effect on the business of the Partnership.

         J. Tax Matters Partner. The General Partner shall be authorized to perform all duties imposed by Section 6221 through 6232 of the Code on the General Partner as "tax matters partner" of the Partnership, including, but not limited to, the following: (a) the power to conduct all audits and other administrative proceedings with respect to Partnership tax items; (b) the power to extend the statute of limitations for all Limited Partners with respect to Partnership tax items; (c) the power to file a petition with an appropriate federal court for review of a final Partnership administrative adjustment; and (d) the power to enter into a settlement with the Internal Revenue Service on behalf of, and binding upon, those Limited Partners having less than a 1% interest in the Partnership, unless a Limited Partner shall have notified the Internal Revenue Service and the General Partner that the General Partner shall not act on such Partner's behalf. The designation made in this Article is hereby approved by each Partner as an express condition to becoming a Partner. Each Partner agrees to take any further action as may be required by regulation or otherwise to effectuate such designation. Subject to Paragraph F of this Article X, the Partnership hereby indemnifies, to the full extent permitted by law, the General Partner from and against any damages or losses (including attorneys' fees) arising out of or incurred in connection with any action taken or omitted to be taken by it in carrying out its responsibilities as tax matters partner, provided such action taken or omitted to be taken does not constitute fraud, negligence or misconduct.

         K. Voluntary Withdrawal of the General Partner. The General Partner may not withdraw voluntarily as the General Partner of the Partnership except upon ninety (90) days' prior written notice to all Limited Partners and the prior approval of Limited Partners holding at least a majority in interest (over 50%) of the outstanding Units (not including Units of the General Partner). If the withdrawing General Partner is the last remaining General Partner, Limited Partners holding at least a majority interest (over 50%) of the outstanding Units (not including Units held by the General Partner) may vote to elect and appoint, prior to the withdrawal, a successor General Partner who shall carry on the business of the Partnership, so that the Partnership continues as a limited partnership under the Act without dissolution.

         L. Authorization of Registration Statement. Each Limited Partner (or any assignee thereof) hereby agrees that the General Partner is authorized to execute, deliver and perform the agreements, acts, transactions and matters contemplated hereby or described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Limited Partners of the Partnership, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation.

                                  ARTICLE XI

                          STATUS OF LIMITED PARTNERS

         A. No Management or Control; Limited Liability. The Limited Partners shall not participate in the management or control of the Partnership's business nor shall they transact any business for the Partnership or have the power to sign for or bind the Partnership; said powers being vested solely and exclusively in the General Partner. Except as provided in Paragraph A of Article) (hereof, and assuming such Limited Partner does not participate in the control of the business of the Partnership, no Limited Partner shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership in excess of his Capital Contribution plus his share the Partnership's assets and profits remaining in the Partnership, if any, and such other amount as he may be liable for pursuant to the Act. Except as provided in the Act, each Unit owned by Limited Partner shall be fully paid and no assessment shall be made against any Limited Partner. No salary shall be paid to any Limited Partner in his capacity as a Limited Partner, nor shall an Limited Partner have a drawing account or earn interest on his contribution.

         B. Rights, Duties, etc. The Limited Partners shall have the following rights, powers, privileges, duties and liabilities:

               (1) The Limited Partners shall have the right to obtain information of all things affecting the Partnership, provided that such is for a purpose reasonably related to the Limited Partner's interest as a limited partner in the Partnership, including, without limitation such reports as are set forth in Article XII and such information as is set forth in Subparagraph C(11) of Article X hereof.

               (2) The Limited Partners shall receive from the Partnership the share of the distributions provided for in this Agreement in the manner and at the times provided for in this Agreement.

               (3) Except for the Limited Partners' redemption rights set forth in Paragraphs A and B of Article IX hereof or upon a mandatory redemption effected by the General

          Partner pursuant to Subparagraph B(9) of Article X hereof, Limited Partners shall have the right to demand the return of their capital account only upon the dissolution and winding up of the Partnership. In no event shall a Limited Partner be entitled to demand or receive property other than cash. No Limited Partner shall have priority over any other Limited Partner either as to the return of capital or as to profits, losses or distributions. No Limited Partner shall have the right to bring an action for partition against the Partnership.

               (4) Limited Partners holding at least a majority in interest (over 50%) of the outstanding Units (not including Units held by the General Partner) may vote to (a) reconstitute the Partnership as provided in Subparagraph A(2) of Article XVII, (b) approve the voluntary withdrawal of the General Partner and elect a successor General Partner as provided in Paragraph K of Article X, (c) remove the General Partner on ninety (90) days' prior written notice to the General Partner, (d) elect and appoint one or more additional General Partners, or consent to such matters as are set forth in Subparagraph B(2) of Article XIV, (e) approve a material change in the trading policies of the Partnership as set forth in the Prospectus, which change shall not be effective without the prior written approval of such majority, and (f) approve the termination of any agreement entered into between the Partnership and the General Partner or any Affiliate of the General Partner, in the case of (d) (e) and (f), in each instance on sixty (60) days' prior written notice.

               (5) All Limited Partners may vote to elect a successor General Partner upon the withdrawal, removal, death, insanity, adjudication of bankruptcy or insolvency, dissolution or other cessation to exist as a legal entity of the General Partner as provided in Clause (b) of Subparagraph A(2) of Article XVII.

         Prior to the exercise by the Limited Partners of the rights set forth in Subparagraphs (4) and (5) of this Paragraph B, in Paragraph A of Article XV and in Subparagraph A(4) of Article XVII the Partnership will, if practicable, provide Limited Partners with an opinion of independent legal counsel in each state where the Partnership may be deemed to be conducting its business whether or not such exercise would constitute such participation in the control of the Partnership business as would deny to the Limited Partners limited liability under the laws of such state.

                                 ARTICLE XII

                         BOOKS OF ACCOUNT AND REPORTS

         A. Books of Account. Proper books of account shall be kept and shall be audited annually by an independent certified public accounting firm selected by the General Partner in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the Partnership's business as are required by the Commodity Exchange Act, as amended, and regulations promulgated thereunder, and all other applicable rules and regulations, and as are usually entered into books of account kept by persons engaged in a business of like character. The books of account shall be kept at the principal office of the General Partner and each Limited Partner (or any duly constituted designee of a Limited Partner) shall have, at all times during normal business hours, free access to and the right to inspect and copy the same for any purpose reasonably related to the Limited Partner's interest as a limited partner in the Partnership. Such books of account shall be kept, and the Partnership shall report its Profits and Losses on the accrual method of accounting for tax and financial accounting purposes on a Fiscal Year basis as described in Article XIII.

         B. Annual Reports and Monthly Statements. Each Limited Partner shall be furnished as of the end of each month and as of the end of each Fiscal Year with (1) such reports (in such detail) as are required to be given to Limited Partners by the CFTC and the National Futures Association (the "NFA"), (2) any other reports (in such detail) required by any other governmental authority which has jurisdiction over the activities of the Partnership and (3) any other reports or information which the General Partner, in its discretion, determines to be necessary or appropriate.

         C. Tax Information. Appropriate tax information (adequate to enable each Limited Partner to complete and file his federal tax return) shall be delivered to each Limited Partner as soon as practicable following the end of each Fiscal Year.

         D. Calculation of Net Asset Value. Net Asset Value will be calculated daily. Upon request, the General Partner shall make available to any Limited Partner the Net Asset Value per Unit. Each Limited Partner shall be notified of any decline in the Net Asset Value per Unit to less than 50% of the Net Asset Value per Unit as of the last business day of the preceding month within seven (7) business days of such occurrence. Included in such notification shall be a description of the Limited Partners' voting rights as set forth in Paragraph B of Article XI hereof.

         E. Other Reports. The General Partner shall send such other reports and information, if any, to the Limited Partners as it may deem necessary or appropriate.

         F. Maintenance of Records. The General Partner shall maintain (i) for a period of at least eight (8) Fiscal Years all books of account required by Paragraph A of this Article XII; a list of the names and last known addresses of, and number of Units owned by, all Partners, a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; copies of the Partnership's federal, state and local income tax returns and reports, if any; and a record of the information obtained to indicate that a Limited Partner meets the investor suitability standards set forth in the Prospectus, and (ii) for a period of at least six (6) Fiscal Years copies of any effective written partnership agreements, subscription agreements and any financial statements of the Partnership.

         G. Certificates of Limited Partnership. Except as otherwise provided in the Delaware Revised Uniform Limited Partnership Act or this Agreement, the General. Partner shall not be required to mail a copy of any Certificates of Limited Partnership filed with the Secretary of State of the State of Delaware to each Limited Partner; however, such certificates shall be maintained at the principal business office of the Partnership and available for inspection and copying by the Limited Partners in accordance with Subparagraph C(11) of
Article X hereof.

                                 ARTICLE XIII

                                  FISCAL YEAR

         The Fiscal Year shall begin on the 1st day of January and end on the 31st day of December of each year. The first Fiscal Year of the Partnership shall commence on the date of filing of the Certificate of Limited Partnership in the State of Delaware and end on the 31st day of December 1988. The Fiscal Year in which the Partnership shall terminate shall end on the date of termination of the Partnership.

                                 ARTICLE XIV

                      TRANSFERS OF PARTNERSHIP INTERESTS

         A. General Prohibition. A Limited Partner may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber any or all of his Units or any part of his right, title and interest in the capital or profits of the Partnership except as permitted in this
Article XIV, and any act in violation of this Paragraph A shall not be binding upon or recognized by the Partnership (regardless of whether the General Partner shall have knowledge thereof), unless approved in writing by the General Partner.

         B. Transfer of General Partnership Interest.

               (1) Upon the withdrawal, removal, adjudication of bankruptcy or insolvency, dissolution or other cessation to exist as a legal entity of the General Partner, the General Partner's Units shall be purchased by the Partnership for a purchase price equal to the Net Asset Value thereof. The General Partner will not cease to be a general partner of the Partnership merely upon the occurrence of its making an assignment for the benefit of creditors, filing a voluntary petition in bankruptcy, filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, filing an answer or other pleading admitting or failing to contest material allegations of a petition filed against it in any proceeding of this nature or seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for itself or of all or any substantial part of its properties. The purchase price of such Units shall be paid by the Partnership to the General Partner in cash.

               (2) To the full extent permitted by law, and on sixty (60) days' prior written notice to the Limited Partners of their right to vote thereon, if the transaction is other than with an Affiliated entity, nothing in this Agreement shall be deemed to prevent the merger of the General Partner with another corporation or other entity, the reorganization of the General Partner into or with any other corporation or other entity, or the transfer of all the capital stock of the General Partner and the assumption of the rights, duties and liabilities of the General Partner by, in the case of a merger, reorganization or consolidation, the surviving corporation or other entity by operation of law or the transfer by the General Partner of General Partnership Units to an Affiliate of the General Partner. Without limiting the foregoing, none of the transactions referenced in the preceding sentence shall be deemed to be a voluntary withdrawal for the purposes of Paragraph K of Article X or a withdrawal or an assignment of General Partnership Units for purposes of Subparagraphs B(1) and B(3) of this Article.

               (3) Upon assignment of all of its General Partnership Interest, the General Partner shall not cease to be a General Partner of the Partnership, or to have the power to exercise any rights or powers as a General Partner, until an additional general partner, who shall carry on the business of the Partnership, has been admitted as a general partner of the Partnership.

         C. Transfer of Limited Partnership Interest.

               (1) The General Partner may, in its sole and absolute discretion, pursuant to this Article XIV, admit as substituted Limited Partners permitted assignees of Limited Partners. In that regard:

                    (a) A substituted Limited Partner is a person admitted to
               the Partnership with all the rights and powers of a Limited Partner hereunder. If all of the conditions provided in Subparagraph (2) below are satisfied, the General Partner shall admit such permitted assignees into the Partnership as Limited Partners by making an entry on the books and records of the Partnership reflecting that such permitted assignees have been admitted as Limited Partners, and such permitted assignees will be deemed Limited Partners at such time as such admission is reflected on the books and records of the Partnership.

                    (b) A permitted assignee is a person to whom a Limited
               Partner has assigned his Limited Partnership Interest as permitted by the General Partner under this Agreement, but who has not become a substituted Limited Partner. A permitted assignee shall have no right to vote, to require any information on or account of the Partnership's transactions or to inspect the Partnership's books, but shall only be entitled to receive the share of the profits, or the return of the Capital Contribution, to which his assignor would otherwise be entitled as set forth in Subparagraph (4) below. Each Limited Partner agrees that any permitted assignee may become a substituted Limited Partner without the further act or consent of any Limited Partner. An assigning Limited Partner shall remain liable to the Partnership as provided in the Act, regardless of whether his assignee becomes a substituted Limited Partner.

                    (c) A Limited Partner shall bear all costs (including
               attorneys' and accountants' fees) related to any transfer, assignment, pledge or encumbrance of his Units.

               (2) No permitted assignee of the whole or any portion of a Limited Partner's Limited Partnership Interest shall have the right to become a substituted Limited Partner in place of his assignor unless all of the following conditions are satisfied:

                    (a) The written consent of the General Partner to such
               substitution shall be obtained, the granting or denial of which shall be within the sole and absolute discretion of the General Partner;

                    (b) A duly executed and acknowledged written instrument of assignment has been filed with the Partnership setting forth the intention of the assignor that the permitted assignee become a substituted Limited Partner in his place;

                    (c) The permitted assignor and assignee execute and
               acknowledge and/or deliver such other instruments as the General Partner may deem necessary or desirable to effect such admission, including his execution, acknowledgment and delivery to the General Partner, as a counterpart to this Agreement, a Power of Attorney in the form set forth in the Subscription Agreement.

                    (d) Upon the request of the General Partner, an opinion of the Partnership's independent legal counsel is obtained to the effect that (i) the assignment will not cause the Partnership to be taxed as a corporation or an association other than a partnership under the regulations and rulings of the Internal Revenue Service, and (ii) the assignment does not violate the Act.

               (3) Any person admitted to the Partnership as a Partner shall be subject to all of the provisions of this Agreement as if an original signatory hereto.

               (4) Subject to the provisions of Subparagraph (5) below, compliance with the suitability standards imposed by the Partnership for the purchase of new Units, applicable federal securities and state "Blue Sky" laws and the rules of any other applicable governmental authority, a Limited Partner shall have the right to assign all or any of his Units to any assignee by a written assignment (on a form acceptable to the General Partner) the terms of which are not in contravention of any of the provisions of this Agreement, which assignment has been executed by the assignor and received by the Partnership and recorded on the books thereof. Notwithstanding anything contained herein to the contrary, in order to prevent the Partnership from being treated as a "publicly traded partnership" for federal tax purposes, the General Partner has the right to refuse to recognize any attempted transfer of a Unit (or rights therein) which would constitute a transfer in a secondary market (or the substantial equivalent thereof) as defined under
          Section 7704 of the Code and any regulations promulgated thereunder (or under any similar law or regulation). The General Partner shall exercise such right by taking any actions as it deems necessary or appropriate in its reasonable discretion so that such transfers or assignments of rights are not in fact recognized. The right to exercise the foregoing restriction shall not be exercised if the General Partner determines in its reasonable discretion that the exercise of such restriction would result in the Partnership being deemed to hold plan assets for purposes of ERISA. The General Partner shall incur no liability to any investor or prospective investor for any action or inaction by it in connection with the foregoing, provided it acted in good faith.

                    (a) Except as specifically provided in clause (b) below,
               and Articles VIII and IX hereof, an assignee of a Unit shall be entitled to receive distributions from the Partnership attributable to the interest acquired by reason of such assignment from and after the effective date of the assignment of such interest to him. The "effective date" of an assignment of a Limited Partnership Interest as used in this clause (a) shall be the first day of the next succeeding calendar quarter, provided the General Partner shall have been in receipt of the written instrument of assignment for at least thirty (30) days prior thereto. If the assignee is (i) an ancestor or descendant of the Limited Partner, (ii) the personal representative or heir of a deceased Limited Partner, (iii) the trustee of a trust whose beneficiary is the Limited Partner or another person to whom a transfer could otherwise be made or (iv) the shareholders, partners, or beneficiaries of a corporation, partnership or trust upon its termination or liquidation, then the "effective date" of an assignment of an interest in the Partnership shall be the last day of the month in which the written instrument of assignment is received by the General Partner.

                    (b) Anything herein to the contrary notwithstanding, both
               the Partnership and the General Partner shall be entitled to treat the permitted assignor of such interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to him, until such time as the written assignment has been received by, and recorded on the books of, the Partnership.

               (5) (a) No assignment or transfer of an interest in the Partnership may be made which would result in Limited Partners and permitted assignees of Limited Partners owning, directly or indirectly, individually or in the aggregate, more than twenty percent (20%) of the stock of the General Partner or any Affiliate of the General Partner as defined in Section 1504(a) of the Code, taking into account the attribution rules set forth in Section 318 of the Code. If any such assignment or transfer would otherwise be made by bequest, inheritance or operation of law, the Unit transferred shall be deemed sold by the transferor to the Partner-ship immediately prior to such transfer in the same manner as provided in clause (c) (iii) of this Subparagraph (5).

                    (a) No assignment or transfer of an interest in the
               Partnership may be made which would contravene the NASAA Guidelines, as adopted in any state in which the proposed transferor and transferee reside.

                    (b) Anything else to the contrary contained herein
               notwithstanding:

                         (i) In any particular twelve (12) consecutive month
                    period no assignment or transfer of an interest in the Partnership (including, but not limited to, any exchange of Units pursuant to Paragraph B of Article IX hereof) may be made which would result in increasing the aggregate total of Units previously assigned and/or transferred in said period to forty-nine percent (49%) or more of the outstanding Units. This limitation is hereinafter referred to as the "forty-nine percent (49%) limitation".

                         (ii) Clause (c) (i) hereof shall not apply to a
                    transfer by gift, bequest or inheritance, or a transfer to the Partnership, and, for purposes of the forty-nine percent (49%) limitation, any such transfer shall not be treated as such.

                         (iii) If, after the forty-nine percent (49%)
                    limitation is reached in any consecutive twelve (12) month period, a transfer of a Unit would otherwise take place by operation of law (but not including any transfer referred to in clause (c) (ii) hereof) and would cause a violation of the forty-nine percent (49%) limitation, then said Unit(s) shall be deemed to have been sold by the transferor to the Partnership in liquidation of said Unit(s) immediately prior to such transfer for a liquidation price equal to the Net Asset Value of said Unit(s) on such date of transfer. The liquidation price shall be paid within ninety (90) days after the date of the transfer.

               (6) The General Partner, in its sole discretion, may cause the Partnership to make, refrain from making, or once having made, to revoke, the election referred to in Section 754 of the Code, and any similar election provided by state or local law, or any similar provision enacted in lieu thereof.

               (7) Each Limited Partner hereby agrees to indemnify and hold harmless the Partnership and each Partner against any and all losses, damages, liabilities or expenses (including. without limitation, tax liabilities or loss of tax benefits) arising, directly or indirectly, as d result of any transfer or purported transfer by such Limited Partner in violation of any provision contained in this Paragraph C.

                                  ARTICLE XV

            AMENDMENT OF LIMITED PARTNERSHIP AGREEMENT AND MEETINGS

          A. Amendments to the Agreement.

               (1) Amendments to the Agreement may be proposed by the General Partner or by Limited Partners holding at least ten percent (10%) of the then outstanding Units. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment, and statements concerning the legality of such amendment and the effect of such amendment on the limited liability of the Limited Partners. The General Partner shall include in any such submission its recommendations as to the proposed amendment. The amendment shall become effective only upon the written approval or affirmative vote of Limited Partners holding at least a majority in interest (over 50%) of the then outstanding Units (not including Units held by the General Partner), or such higher percentage as may be required by applicable law, and upon receipt of an opinion of independent legal counsel as set forth in Paragraph B of Article XI hereof and to the effect that the amendment is legal, valid and binding and will not adversely affect the limitations on liability of the Limited Partners set forth in Paragraph A of Article IX of this Agreement. Notwithstanding the foregoing, where any action taken or authorized pursuant to any provision of this Agreement requires the approval or affirmative vote of Limited Partners holding a greater interest in Limited Partnership Units than is required to amend the Agreement under this Paragraph A, and/or the approval or affirmative vote of the General Partner, an amendment to such provision(s) shall be effective only upon the written approval or affirmative vote of the minimum number of Partners which would be required to take or authorize such action, or as may otherwise be required by applicable law, and upon receipt of an opinion of independent legal counsel as set forth above in this Paragraph A; provided, however, that, except as otherwise provided below, approval of all Limited Partners shall be required in the case of amendments which change or alter this Article XV, extend the term of the Partnership, reduce the capital account of any Partner or modify the percentage of Profits, Losses or distributions to which any Partner is entitled. In addition, except as otherwise provided below, reduction of the capital account of any assignee or modification of the percentage of Profits, Losses or distributions to which an assignee is entitled hereunder shall not be affected by amendment to this Agreement without such assignee's approval.

               (2) Any provision to the contrary contained in Subparagraph (1) hereof notwithstanding, the General Partner may, without the approval of the Limited Partners, make such amendments to this Agreement which (a) are necessary to add to the representations, duties or obligations of a General Partner or surrender any right or power granted to a General Partner herein, for the benefit of the Limited Partners, (b) are necessary to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Agreement which will not be inconsistent with the provisions of the Agreement or (c) the General Partner deems advisable or considers necessary to comply with any applicable law, provided, however, that no amendment shall be adopted pursuant to this clause (c) unless the adoption thereof (i) is for the benefit of, or not adverse to, the interests of the Limited Partners; (ii) is consistent with Paragraph A of
          Article X hereof; (iii) except as otherwise provided in Subparagraph
          (3) below, does not affect the allocation of Profits and Losses among the Limited Partners or between the Limited Partners and the General Partner; or (iv) does not adversely affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes.

               (3) Any provision to the contrary contained in Subparagraphs
          (1) and (2) hereof notwith-standing, the General Partner may, without the approval of the Limited Partners, amend the provisions of Article VIII of this Agreement relating to the allocations of Profits, Losses and distributions among the Partners if the Partnership is advised at any time by the Partner-ship's accountants or legal counsel that the allocations provided in Article VIII of this Agreement are unlikely to be respected for federal income tax purposes, either because of the promulgation of new or revised Treasury Regulations under Section 704 of the Code or other developments in the law. The General Partner is empowered to amend such provisions to the minimum extent necessary in accordance with the advice of the accountants and counsel to effect the allocations and distributions provided in this Agreement. New allocations made by the General Partner in reliance upon the advice of the accountants or counsel described-above shall be deemed to be made pursuant to the obligation of the General Partner to the Partnership and the Limited

          Partners, and no such new allocation shall give rise to any claim or cause of action by any Limited Partner.

               (4) Upon amendment of this Agreement, the Certificate of Limited Partnership shall also be amended, if required by the Act, to reflect such change.

         B. Meetings of the Partnership. Meetings of the Partnership may be called by the General Partner and will be called by it upon the written request of Limited Partners holding at least ten percent (10%) of the outstanding Units. Such call for a meeting shall be deemed to have been made upon the receipt by the General Partner of a written request from the requisite percentage of Limited Partners. The General Partner shall deposit in the United States mails, within 15 days after receipt of said request, written notice to all Partners of the meeting and the purpose of the meeting, which shall be held on a date, not less than 30 nor more than 60 days after the date of mailing of said notice, at a reasonable time and place. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting and an opinion of independent counsel as to the effect of such proposed action on the liability of Limited Partners for the debts of the Partnership. Partners may vote in person or by proxy at any such meeting.

         Notwithstanding any provisions in this Agreement to the contrary, in the event the Partner-ship is required to comply with Regulation 14A under the Securities Exchange Act of 1934, the General Partner shall not be required to conform to the time provisions set forth in the preceding paragraph to the extent that such provisions are insufficient to enable compliance with such Regulation.

         C. Action Without a Meeting. Any action required or permitted to be taken by Partners by vote may be taken without a meeting on written consent, setting forth the actions so taken, signed by the holders of the Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all Units entitled to vote thereon were present and voted.

                                 ARTICLE XVI

                                     TERM

         The term for which the Partnership is to exist shall commence on the date of the filing of the Certificate of Limited Partnership in the State of Delaware, and shall terminate on December 31, 2008, unless sooner dissolved pursuant to the provisions of Article XVII hereof or as otherwise provided by law.

                                 ARTICLE XVII

                          TERMINATION AND DISSOLUTION

         A. Events Requiring Termination and Dissolution. The Partnership shall be terminated and dissolved upon the happening of any of the following events:

               (1) The expiration of its term as provided in this Agreement.

               (2) The filing of a certificate of dissolution or revocation of the charter of a General Partner, or the withdrawal, removal, adjudication of bankruptcy or insolvency of a General Partner, or the occurrence of any other event which under the Act causes a General Partner to cease to be a general partner of the Partnership unless (a) at the time there is at least one remaining General Partner and that remaining General Partner carries on the business of the Partnership or (b) within ninety (90) days of such event all the remaining Partners agree in writing to continue the business of the Partnership and to the selection, effective as of the date of such event, of one or more successor General Partners. Within one hundred and twenty (120) days of any event referred to in Subsections (a) or (b) above, in the event action pursuant to Subsections (a) or (b) above is not taken, Limited Partners holding a majority interest (over 50%) of the outstanding Units (not including Units held by the General Partner) may elect to reconstitute and continue the business of the Partnership by forming a new limited partnership (the "Reconstituted Partnership") on the same terms and provisions as set forth in this Agreement. Any such election must also provide for the election of a general partner to the Reconstituted Partnership. If such an election is made, all Limited Partners of the Partnership shall be bound thereby and continue as limited partners of the Reconstituted Partnership.

               (3) The Partnership becomes insolvent or bankrupt, or upon the reduction of the Net Asset Value per Unit, as of the close of trading on any business day (after adjustment for distributions), below fifty percent (50%) of the Net Asset Value per Unit on the date the Partnership commences trading activities.

               (4) The vote of Limited Partners holding more than fifty percent (50%) of the outstanding Units (which excludes the partnership interest of the General Partner) to dissolve the Partnership.

               (5) The determination of the General Partner to terminate the Partnership following a decline in the Partnership's Net Asset Value to less than $3 million as of the end of any business day.

               (6) The determination of the General Partner that the Partnership's aggregate Net Assets in relation to the operating expenses of the Partnership make it unreasonable or imprudent to continue the business of the Partnership.

               (7) The occurrence of any event which would make unlawful the continued existence of the Partnership.

               (8) In the event that at least 50,000 Limited Partnership Units offered pursuant to the Prospectus are not sold during the Offering Period.

         The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Limited Partner (as long as such Limited Partner is not the sole Limited Partner of the Partnership) shall not result in the dissolution or termination of the Partnership, and such Limited Partner, his estate, custodian or personal representative shall have no right to withdraw or value such Limited Partner's Limited Partnership Interest except as provided in Paragraph A of Article

IX hereof. Each Limited Partner (and any assignee thereof) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive the furnishing of any inventory, accounting or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership, except for such rights as are set forth in Article XII hereof relating to the Books of Account and reports of the Partnership.

         B. Distributions on Termination and Dissolution. Upon the dissolution of the Partnership, the General Partner (or in the event the dissolution is caused by the filing of a certificate of dissolution or the revocation of the charter of a General Partner or its withdrawal, removal, bankruptcy or insolvency, such person as the majority in interest of the Limited Partners may propose and approve) shall act as liquidating trustee and shall take full charge of the Partnership assets and liabilities. Thereafter, the business and affairs of the Partnership shall be wound up and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (1) to the expenses of liquidation and termination and to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves) other than liabilities for distributions to Partners, and (2) to the General Partner and each Limited Partner pro rata in accordance with its or his book capital account balance, less any amount owing by such Partner to the Partnership, after giving effect to all adjustments made pursuant to Article VIII and all distributions thereto-fore made to the Partners pursuant to Article VIII. After the distribution of all remaining assets of the Partnership, the General Partner will contribute to the Partnership an amount equal to the lesser of (i) the deficit balance, if any, in its tax capital account, and (ii) the excess of 1.01% of the total Capital Contributions of the Limited Partners over the capital previously contributed by the General Partner. Any capital contributions made by the General Partner pursuant to this paragraph shall be applied first, to satisfy any amounts then owed by the Partnership to its creditors, and the balance, if any, shall be distributed to those Partners in the Partnership whose book capital account balances (immediately following the distribution of any liquidation proceeds) were positive, in proportion to their respective positive book capital account balances.

         C. Certificate of Cancellation. Following the dissolution and distribution of the assets of the Partnership, the General Partner shall cause a certificate of cancellation to be filed in accordance with the Act.

                                ARTICLE XVIII

                              POWER OF ATTORNEY

         A. Power of Attorney Executed Concurrently. Concurrently with the written acceptance and adoption of the provisions of this Agreement, each Limited Partner shall execute and deliver to the General Partner a Power of Attorney as part of the Subscription Agreement, or in such other form as may be prescribed by the General Partner. Each Limited Partner, by its execution and delivery hereof, irrevocably constitutes and appoints the General Partner as the true and lawful attorney-in-fact and agent for such Limited Partner with full power and authority to act in his name and on his behalf in the execution, acknowledgment, filing and publishing of Partnership documents, which will include but not be limited to the following:

               (1) Any certificates and other instruments, including but not limited to a Certificate of Limited Partnership and amendments thereto and any applications for authority to do business and amendments thereto, which the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership may conduct business, so long as such qualifications and continuations are in accordance with the terms of this Agreement or any amendment hereto, or which may be required to be filed by the Partnership or the Partners under the laws of any jurisdiction;

               (2) Any other instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems advisable to file; and

               (3) This Agreement and any documents which may be required to effect an amendment to this Agreement approved under the terms of the Agreement, and the continuation of the Partnership, the admission of the signer of the Power of Attorney as a Limited Partner or of others as additional or substituted Limited Partners, or the dissolution and termination of the Partnership, provided such continuation, admission or dissolution and termination is in accordance with the terms of this Agreement.

         B. Effect of Power of Attorney. The Power of Attorney concurrently granted by each Limited Partner to the General Partner:

               (1) Is a special Power of Attorney coupled with an interest, is irrevocable, and shall survive and not be affected by the death, disability, dissolution, liquidation, termination or incapacity of the Limited Partner;

               (2) May be exercised by the General Partner for each Limited Partner by a facsimile signature of one of its officers or by a single signature of one of its officers acting as attorney-in-fact for all of them; and

               (3) Shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of his Limited Partnership Interest; except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, the Power of Attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

Each Limited Partner agrees to be bound by any representations made by the General Partner and by any successor thereto, determined to be acting in good faith pursuant to such Power of Attorney and not constituting negligence or misconduct.

         C. Limitation on Power of Attorney. The Power of Attorney concurrently granted by each Limited Partner to the General Partner shall not authorize the General Partner to act on behalf of Limited Partners in any situation in which this Agreement requires the approval of

Limited Partners unless such approval has been obtained as required by this Agreement. In the event of any conflict between this Agreement and any instruments filed by the General Partner or any new general partner pursuant to this Power of Attorney, this Agreement shall control.

                                 ARTICLE XIX

                     LIMITATIONS ON LIABILITY; LITIGATION

         A. Limitation on Liability. Except as provided in Paragraph G of
Article VIII hereof, Subparagraph F(8) of Article X hereof, Paragraph C of
Article XIV hereof and as otherwise provided under Delaware law, no Limited Partner shall be liable for claims against, or debts of the Partnership in excess of his Capital Contribution and his share of the Partnership's assets and undistributed profits, except in the event that the liability is founded upon misstatements contained in such Limited Partner's Subscription Agreement delivered in connection with his purchase of Units. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Partnership shall not make a claim against a Limited Partner with respect to amounts distributed to such Partner or amounts received by such Partner upon redemption or any exchange of Units unless the Net Assets of the Partnership (which shall not include any right of contribution from the General Partner except to the extent previously made by it pursuant to this Agreement) shall be insufficient to discharge the liabilities of the Partner-ship which shall have arisen prior to the payment of such amounts.

         B. Litigation. The General Partner is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity at the Partnership's expense as may be necessary or proper to enforce or protect the Partnership's interests. The General Partner shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, next, out of the Partnership's assets, and thereafter out of the assets of the General Partner.

                                  ARTICLE XX

                                 MISCELLANEOUS

         A. Notices. All notices or communications under this Agreement (other than requests for redemption of Units, requests for exchange of Units, notices of assignment, transfer, pledge, or encumbrance of Units, and reports and notices by the General Partner to the Limited Partners) shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if telegraphed, by prepaid telegram; and addressed, in each such case, to the address set forth in the books and records of the Partnership or such other address as he may specify in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail. Requests for redemption or for exchange of Units and notices of assignment, transfer, pledge, or encumbrance of Units shall be effective upon timely receipt by the General Partner in writing.

         B. Headings. Article and Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         C. English Usage. Whenever the single number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word "persons" shall include individuals, corporations, firms, partnerships, trusts or other forms of associations.

         D. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

         E. Binding Nature of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Partners. For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and permitted assignees and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby.

         F. Governing Law. The validity and construction of this Agreement and all amendments hereto shall be governed by the laws of the State of Delaware.

         G. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

         H. Severability. In the event that any provision of this Agreement shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement, it being hereby agreed that such provisions are severable and that this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.

                                   GENERAL PARTNER:

                                   PREFERRED INVESTMENT SOLUTIONS CORP.

                                   By:  Joseph J. Allessie
                                        ------------------------------------
                                        Joseph J. Allessie
                                        Secretary



                                   LIMITED PARTNERS:

                                   All Limited Partners hereinbefore, now
                                   and hereafter admitted as limited
                                   partners of the Partnership, pursuant
                                   to powers of attorney now and hereafter
                                   executed in favor of, and granted and
                                   delivered to, the General Partner.

                                   By:   Preferred Investment Solutions Corp.


                                   By:   Joseph J. Allessie
                                         -----------------------------------
                                         Attorney-in-Fact